Exhibit 1.2

[Form of the Agreement][Translation of Japanese original text and For reference purposes only]

New Share Purchase Agreement relating to Green Shoe Option

for Techpoint, Inc. Beneficiary Certificates of Securities in Trust

This agreement (the “Agreement”) is made and entered into by and between Techpoint, Inc. (the “Issuer”) and Mizuho Securities Co., Ltd (“Mizuho Securities” or the “Manager”) with respect to Green Shoe Option (as defined under (1) of Article 1 hereof) to be granted to the Underwriter by the Issuer.

Preamble

The Issuer intends to list its beneficiary securities of beneficiary securities issuing trusts consisting of the Issuer’s common shares as assets in trust (“Beneficiary Certificates of Securities in Trust”) on the Tokyo Stock Exchange (the “TSE”). In connection with this, based on its resolutions at its respective Board of Directors Meetings held on August 30, 2017 (Pacific Standard Time) and September 8, 2017 (Pacific Standard Time), the Issuer intends to make an offering of 1,520,000 units of Beneficiary Certificates of Securities in Trust pursuant to Techpoint, Inc. new share underwriting agreement (the “New Share Underwriting Agreement”) executed by and between the Issuer, Mizuho Securities, Daiwa Securities Co. Ltd. and SBI SECURITIES Co., Ltd. (the “Offering”).

Mizuho Securities shall, concurrently with the Offering, make an offering of Beneficiary Certificates of Securities in Trust consisting of 228,000 shares of common stock as assets in trust that Mizuho Securities will borrow from a specified shareholder (the “Borrowed Shares”) (the “Offering through Over-Allotment”, together with the Offering, the “Offering, etc.”)

Mizuho Securities may, for the purpose of returning the Borrowed Shares, purchase the Beneficiary Certificates of Securities in Trust on the TSE, up to the number of the Beneficiary Certificates of Securities in Trust with respect to the Offering through Over-Allotment (the “Syndicate Cover Transactions”).

In addition to above, the Issuer has granted Mizuho Securities a right to undertake allotments of new shares of common stock to be newly issued by the Issuer, for the purpose of returning the Borrowed Shares as provided in Article 1 hereof.

Article 1.	Granting of Green Shoe Option, and issuance and acquisition of new shares by exercising such option

The Issuer and the Manager shall agree as follows:

(1)	With respect to the Offering through Over-Allotment, the Issuer shall grant the Manager a right to acquire the Issuer’s shares of common stock (the “Green Shoe Option”), up to 228,000 shares, which is the number of the Borrowed Shares, in the way stipulated in items (3) and (4) of this Article.

(2)	In order to issue its new shares of common stock to be acquired by the Manager if and when the Manager exercises the Green Shoe Option, the Issuer approved at its Board of Directors meeting held on August 30, 2017 (Pacific Standard Time) to the sale and issuance of shares of common stock of the Issuer by way of third-party allotment in which shares are alloted to the Manager (the “Capital Increase by Third-party Allotment”), and shall allocate the Manager the number of shares subscribed by the Manager in accordance with item (4) of this Article (the “Allotted Shares”), provided that the number of the Allotted Shares may not exceed 228,000 shares as provided in item (1) of the terms and conditions of new shares set forth in the Appendix attached hereto (the “Terms”).

(3)	The Manager shall exercise the Green Shoe Option solely for the purpose of returning the Borrowed Shares, provided that and the maximum number of the Allotted Shares the Manager may acquire by using such exercise shall be limited to the number of shares acquired from the Borrowed Shares through the Syndicate Cover Transactions after subtracting the number of shares converted from the Beneficiary Certificates of Securities in Trust for the purpose of returning the Borrowed Shares. During the period from September 29, 2017 to October 25, 2017, the Manager may exercise part or all of the Green Shoe Option by issuing a written notice to the Issuer to exercise such option, as well as the number of shares to be purchased from the Issuer. The Issuer acknowledges that the Manager may exercise the Green Shoe Option solely for the purpose of returning the Borrowed Shares and there may be cases in which there will be no such exercise or subscription of new shares to be offered through the Third-party Allotment in whole or in part, and accordingly, the ultimate number of shares to be issued through the Capital Increase by Third-party Allotment will decrease to that extent or such issuance itself will not take place at all.

(4)	In the case where the Manager exercises the Green Shoe Option, the Issuer shall take predetermined procedures to allocate shares to the Manager. The Manager shall pay the amount of Issue Price stipulated in (3) of the Terms multiplied by the number of options exercised (up to the total Issue Price stipulated in (4) of the Terms) by the Payment Date (the “Payment Date”) specified in (7) of the Terms at the payment place designated in (5) of the Terms.

Article 2.	The issuance of shares

The share certificates representing the Allotted Shares acquired through the exercise of the Green Shoe Option by the Manager shall be held at the settlement institution in the U.S. designated by the Issuer pursuant to U.S. law, and the delivery of the Allotted Shares to the Manager shall be performed by depositing the Allotted Shares to the account of the Manager at the institution designated by the Manager and holding accounts at such settlement institution.

Article 3.	Costs

The Issuer shall bear all costs incurred in connection with granting and exercising the Green Shoe Option; provided, however, that a part of those expenses may be borne by the underwriters defined under the New Share Underwriting Agreement under a separate written agreement upon consultation between the Issuer and the Manager.

Article 4.	Issuer’s Representations and Warranties

1.	The Issuer shall, on the date hereof, make representations and warrants to the Underwriter as follows:

(1)	The execution of the Agreement, the performance of Issuer’s obligations under the Agreement and the Capital Increase by Third-party Allotment by the Issuer hereunder have been validly approved in accordance with necessary internal procedures of the Issuer (including resolution for the Capital Increase by the Third-party Allotment) and do not conflict with: (i) applicable laws and ordinances (not limited to Japanese laws and ordinances, the same shall apply hereinafter); (ii) judgments, orders and directives of the governmental authorities or courts having jurisdiction over the Issuer and its assets, properties or businesses; (iii) the Issuer’s certificate of incorporation, bylaws, corporate governance guidelines, or any other internal rules of the Issuer; and (iv) the provisions of any agreement the Issuer has already executed other than the Agreement.

(2)	Except as provided herein, the Allotted Shares are not subject to rights or claims to receive allotment of any shares (including, but not limited to, purchase rights), and if the amount of the Allotted Shares is fully paid pursuant to the Agreement, the Allotted Shares shall be duly and validly issued on the Payment Date without any encumbrances or restrictions such as liens, pledges or other security interests, and shall have the same rights and interests (excluding those relating to the rights whose record dates are prior to the Payment Date) as those of the Issuer’s issued shares of common stock (excluding the Issuer’s shares of common stock held by the Issuer) in all respects; there are no restrictions on the rights of shareholders or transfer of the shares of common stock of the Issuer and the Offered Beneficiary Certificates under laws or ordinances or under the Issuer’s certificate of incorporation, bylaws, regulations of the Board of Directors or any other internal rules.

(3)	With respect to the execution of the Agreement, the performance of Issuer’s obligations hereof and the Capital Increase by Third-party Allotment, the Issuer has carried out all procedures required to be conducted by the Issuer under laws and ordinances, including the obtaining of permits and approvals and the advance filing (including the filing of the U.S. Registration Statement, the Securities Registration Statements and amendments thereto) , that are to be completed before the execution date of this Agreement.

(4)

The Issuer and its subsidiaries (the “Issuer, etc.”), special stakeholders (as defined in Article 1, Item (31)(i) of the Cabinet Office Ordinance on Disclosure of Corporate Affairs, etc.) of the Issuer, etc., employees of the Issuer, etc., shareholders of the Issuer, etc. and customers and vendors etc. of the Issuer etc., do not fall under anti-social forces (as defined in Article 2, Item (23) of Rules Concerning

Underwriting, Etc. of Securities established by the Japan Securities Dealers Association; the same applies hereinafter), and no anti-social force is involved, directly or indirectly, in the management of the Issuer, etc. Furthermore, none of the Issuer, Etc., special stakeholders of the Issuer, Etc., or shareholders of the Issuer, Etc. has cooperated or been involved or will cooperate or be involved, in any respect, in the maintenance or operation of any anti-social force through the provision of funds or any other action; none of the customers or vendors, etc. of the Issuer, Etc. has cooperated or been involved, or to the knowledge of the Issuer after reasonable investigation, will cooperate or be involved, in any respect, in the maintenance or operation of any anti-social force through the provision of funds or any other actionnone of the Issuer, etc., special stakeholders of the Issuer, etc. Furthermore, none of the Issuer, Etc., special stakeholders of the Issuer, Etc., shareholders of the Issuer, Etc., or customers or vendors, etc. of the Issuer, Etc. has intentionally interacted with any anti-social force and the Issuer, Etc. do not employ as an employee of the Issuer, Etc. any member of any anti-social force or a person who has interacted with an anti-social force.

2.	If any representation or warranty set out in the preceding paragraph or the certificate set out in Article 5, Item (1) is false, the Issuer shall indemnify the Manager for damage, expenses, and other losses incurred to the Manager as a result of its reliance on any such false representation and warranty.

3.	If any change of circumstances that might have a material impact on any representation or warranty set out in Paragraph 1 of this Article occurs, the Issuer shall immediately notify the Manager of such change and shall take measures reasonably required by the Manager to cure those circumstances. The Issuer shall reimburse all expenses incurred to the Manager in implementing such measures.

4.	The Underwriter may terminate the Agreement if it determines that the Issuer’s representations and warranties in Paragraph 1 of this Article are false or inaccurate.

5.	The Issuer’s obligations in Paragraph 2 and the second sentence of Paragraph 3 of this Article under the representation and warranties in Paragraph 1 of this Article will survive and remain in effect even after the completion of the Capital Increase by Third-party Allotment or after the termination of the Agreement.

Article 5.	Submission of documents

1.	The Issuer shall submit a certificate as of the Payment Date, which will be in the form and substance separately requested by the Manager, executed by the CEO of the Issuer attesting that all representations and warranties in Article 4, Item (1) of the Agreement would be true and accurate as of the Payment Date even if they were to be restated on the Payment Date.

2.	The Manager’s payment obligations under the Agreement are subject to the Manager’s receipt of document prescribed in the preceding Paragraph. However, the Manager may waive such a condition at its discretion.

Article 6.	Disclosure via Disclosure Documents

The Issuer and the Manager shall agree to publicize the transactions under the Agreement in press releases or the securities registration statements concerning the Offering and amendments thereto and the prospectus and amendments thereto (including their respective attached documents, collectively “Disclosure Documents”), provided that the Issuer and the Manager are each authorized to disclose the transactions under the Agreement (including the existence of this Agreement) in press releases or Disclosure Documents only when and as required by law, rule or regulation.

Article 7.	Dispute Resolution

1.	Any doubt regarding the provisions of this Agreement and any matter not provided for in this Agreement shall be resolved pursuant to the provisions of applicable laws and ordinances, etc., and matters not prescribed in these provisions shall be decided upon consultation between the parties.

2.	The Agreement shall be governed by and construed in accordance with the laws of Japan. The parties hereunder agree that any dispute arising from or in relation to the Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court of Japan as the court of first instance.

Article 8.	Expiration

The Agreement shall be revoked without any action by the parties if the Agreement is canceled pursuant to the provisions; provided that this Article 8 shall not prohibit each party of the Agreement from claiming for damages against the other party of the Agreement due to the other party’s failure to perform the obligations or tors, etc.

IN WITNESS WHEREOF, the Issuer and Mizuho Securities have executed the Agreement in two (2) originals by affixing their respective names and seals hereto, and each party shall retain one (1) original.

September 16, 2017

The Issuer

	Chief Executive Officer and President	Fumihiro Kozato

The Underwriter	1-5-1, Otemachi, Chiyoda-ku, Tokyo, Japan
Mizuho Securities, Co., Ltd.

Appendix

New Share Offering Terms

(1)	The number of new shares to be offered:	xx shares (maximum)
(2)	Allottee:	Mizuho Securities, Co., Ltd.
(3)	Paid-in amount:	xx
(4)	Total paid-in amount:	xx
(5)	Payment place:	xx
(6)	Subscription period(end date of offering):	xx
(7)	Payment date:	xx